DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT

THIS AGREEMENT is made this 19th day of November, 2007 and effective November 19, 2007, by and among the Pruco Life Insurance Company, an Arizona corporation, with its principal offices in Newark, New Jersey ("Company") on its own behalf and on behalf of each of the investment companies as set forth in Schedule A attached hereto, as may be amended from time to time, (each, a "Separate Account" and collectively, the "Separate Accounts") and Prudential Annuities Distributors Inc., formerly American Skandia Marketing Inc. (the "Distributor") a registered broker dealer, with its principal offices in Shelton, Connecticut.

WHEREAS, Separate Accounts were established under New Jersey law as separate accounts of the Company;

WHEREAS, each Separate Account is a registered as a unit investment trust under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, Separate Accounts hold the purchase payments allocated to the variable investment options of certain variable annuity contracts issued by Company and Company issues market value adjusted annuity contracts (collectively, the "Contracts");

WHEREAS, Distributor is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member of the National Association of Securities Dealers, Inc. or its successor self regulatory organization ("NASD");

WHEREAS, Distributor is engaged principally in the business of distributing variable insurance products;

WHEREAS, Company has registered the Contracts under the Securities Act of 1933, as amended (the "1933 Act"), and desires to retain Distributor to distribute the Contracts and Distributor is willing to distribute the Contracts in the manner and on the terms set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, Company and Distributor hereby agree as follows:

1. Appointment of Distributor

Company hereby appoints Distributor as, and Distributor agrees to serve as, principal underwriter of the Contracts during the term of this Agreement. Distributor shall at all times function as and be deemed to be an independent contractor and nothing herein contained shall constitute Distributor or its agents, officers, or employees as agents, officers, or employees of Company solely by virtue of their activities in connection with the sale of the Contracts hereunder. Distributor will use its best efforts to provide for the solicitation of applications for Contracts in each state and other jurisdiction in which the Contracts may be lawfully sold, to provide all sales services relative to the Contracts and to otherwise perform all duties and functions that are necessary and proper for the distribution of the Contracts in accordance with applicable laws, including the rules of the NASD. Notwithstanding the foregoing, Distributor shall not be obligated to make retail sales to the public.

2. Distribution Agreements

Company hereby authorizes Distributor to enter into separate written agreements, on such terms and conditions as Distributor may determine are consistent with this Agreement, with broker-dealers that are registered under the 1934 Act and are members of the NASD ("Brokers" or "Broker"). Distributor shall be responsible for ensuring that Brokers and its agents and representatives are duly and appropriately licensed, registered and otherwise qualified to solicit and sell the Contracts under federal securities laws and any applicable securities and insurance laws of each state or other jurisdiction in which the Contracts may be lawfully sold.

3. Limits on Authority

This Agreement notwithstanding, Company retains the ultimate right to control the sale of the Contracts, including the right to suspend sales in any jurisdiction or jurisdictions, to appoint and discharge agents of Company, or to refuse to sell a Contract to any applicant for any reason whatsoever. Furthermore, Distributor and its representatives shall not have authority, on behalf of Company to make, alter, or discharge any Contract.

4. Registration.

To the extent necessary to distribute the Contracts, Distributor shall be duly registered or otherwise qualified under all applicable securities laws of any state or other jurisdiction in which Distributor is licensed or otherwise authorized to distribute the Contracts, if required. Distributor represents and warrants to the Company that Distributor is, and during the term of this Agreement shall remain, registered as a broker-dealer under the 1934 Act, admitted as a member with the NASD, and duly registered under applicable state securities laws, and that Distributor is and shall remain during the term of this Agreement in compliance with Section 9(a) of the 1940 Act.

5. Marketing Materials

Company shall design and develop promotional, sales, and advertising material relating to the Contracts and any other marketing-related documents for use in the sale of the Contracts, subject to review and approval by Distributor of such material and documents in accordance with Section 2210 of the NASD Conduct Rules. Distributor shall be responsible for filing such material with the NASD and any state securities regulatory authorities requiring such filings. Company shall be responsible for filing promotional, sales, or advertising material, as required, with any state insurance regulatory authorities. Company shall be responsible for preparing the Contract forms and filing them with applicable state insurance regulatory authorities, and for preparing the prospectuses and registration statements for the Contracts and filing them with the Securities and Exchange Commission (the "SEC") and state regulatory authorities, to the extent required. The parties shall notify each other expeditiously of any comments provided by the SEC, NASD, or any securities or insurance regulatory authority on such material, and will cooperate expeditiously in resolving and implementing any comments, as applicable.

6. Fiduciary Capacity

Distributor agrees that any payments it receives for the Contracts will be held in a fiduciary capacity and agrees to transfer any such amount to the Company promptly.

7. Insurance Licensing

Company shall have the responsibility for ensuring that Broker and its agents or representatives are duly and appropriately licensed, registered, or otherwise qualified for the sale of Contracts and the riders offered in connection therewith, under the insurance laws and any applicable blue-sky laws of each state or other jurisdiction in which Company is licensed to sell the Contracts.

8. Books and Records

(a) Company, each Separate Account, and Distributor shall cause to be maintained and preserved all books of account and related financial records as are required by the 1934 Act, the 1940 Act, the NASD, and any other applicable laws and regulations. Distributor shall furnish Company with such reports as it may reasonably request for the purpose of meeting its reporting and record keeping requirements in accordance with applicable laws and regulations.

(b) Company shall, on behalf of Distributor, provide for the confirmation to each purchaser of a Contract, in accordance with Rule 10b-10 under the 1934 Act, acceptance of premiums and such other transactions as are required by and in accordance with Rule 10b-10 and administrative interpretations thereunder.

9. Maintaining Registration and Approvals

Company shall be responsible for maintaining the registration of the Contracts with the SEC and any state securities regulatory authority with which such registration is required and for gaining and maintaining approval of the Contract forms where required under the insurance laws and regulations of each state or other jurisdiction in which the Contracts are to be offered.

10. Compensation

(a) Company shall arrange for the payment of commissions to Brokers who sell Contracts under agreements entered into pursuant to section 2 hereof, in amounts as may be agreed to by Company and specified in such written agreements.

(b) Company shall reimburse Distributors for the costs and expenses incurred by Distributor in furnishing or obtaining the services, materials and supplies required by the terms of this Agreement.

11. Investigation and Proceedings

Distributor and Company agree to cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with Contracts distributed under this Agreement. Distributor and Company further agree to cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding with respect to Company, Distributor, their affiliates and their agents or representatives to the extent that such investigation or proceeding is in connection with Contracts distributed under this Agreement. Distributor shall furnish applicable federal and state regulatory authorities with any information or reports in connection with its services under this Agreement, which such authorities may request in order to ascertain whether Company's operations are conducted in a manner consistent with any applicable law or regulations.

12. Non-Exclusivity

Each party hereto agrees that the services to be hereunder are not to be deemed exclusive and each shall be free to enter into similar arrangements with other third parties so long as the ability to meet obligations provided hereunder are not impaired.

13. Termination

This Agreement may be terminated at any time by any party on THIRTY (30) Days prior written notice to the other party, without payment of penalty. Upon termination of this Agreement, all authorizations, rights, and obligations shall cease except the obligation to settle accounts hereunder, including commissions on payments subsequently received for Contracts in effect at times of termination, and the agreements contained in paragraphs 8 and 13 hereof.

14. Amendments, Assignments and Transfers

No amendment, transfer or assignment shall be effective without the prior written consent of the parties. All agreements that result from any assignment or transfer affecting New Jersey are subject to the approval of the New Jersey Department of Insurance. Additional regulatory approvals may also be required.

15. Severability

Should any provision of this Agreement be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected.

16. Warranties

Each party to this Agreement warrants to the other party as follows:

(a) it has full power and authority to execute and deliver this Agreement and to perform and observe the provisions herein;
(b) the execution, delivery, and performance of this Agreement have been authorized by all necessary corporate actions and do not and will not contravene any requirement of law or any contractual restrictions or agreement binding on or affecting such party or its assets; and
(c) this Agreement has been duly and properly executed and delivered by such party and constitutes a legal, valid, and binding obligation of such party enforceable with its terms.

17. Applicable Law

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New Jersey.

18. Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall be deemed one instrument.

19. Miscellaneous

Captions in this Agreement are included for convenience or reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PRUCO LIFE INSURANCE COMPANY

By: /s/Robert F. O’Donnell
Name: Robert F. O’Donnell
Title: Vice President

PRUDENTIAL ANNUITIES DISTRIBUTORS INC.

By: /s/Bruce W. Ferris
Name: Bruce W. Ferris
Title: Vice President

SCHEDULE A

LIST OF SEPARATE ACCOUNTS

1. Pruco Life Single Premium Variable Annuity Account
2. Pruco Life Flexible Premium Variable Annuity Account